REGISTRATION NO. 33-__________
================================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                 -----------------

                                     FORM S-8
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933

                                 -----------------

                          WORLD FUEL SERVICES CORPORATION
              (exact name of registrant as specified in its charter)

                        FLORIDA                        59-2459427
             (State or other jurisdiction           (I.R.S. Employer
           of incorporation or organization)       Identification No.)

                                 -----------------

                        700 SOUTH ROYAL POINCIANA BOULEVARD
                                     SUITE 800
                           MIAMI SPRINGS, FLORIDA 33166
                                  (305) 884-2001
           (Address of Principal Executive Offices, including Zip Code)

                     DIRECTOR AND EMPLOYEE STOCK OPTION PLANS
                             (Full title of the plans)

                             RALPH R. WEISER, CHAIRMAN
                        700 SOUTH ROYAL POINCIANA BOULEVARD
                                     SUITE 800
                           MIAMI SPRINGS, FLORIDA 33166
                                  (305) 884-2001
                       (Name, address, and telephone number,
                    including area code, of agent for service)

                                 -----------------

                                  WITH A COPY TO:
                              LUIS A. DE ARMAS, ESQ.
                                  SHUTTS & BOWEN
                                 1500 MIAMI CENTER
                               201 S. BISCAYNE BLVD.
                               MIAMI, FLORIDA 33131
                                  (305) 358-6300

                                 -----------------

                          CALCULATION OF REGISTRATION FEE


TITLE OF SECURITIES          AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM            AMOUNT OF
 TO BE REGISTERED           REGISTERED (1)   OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE  REGISTRATION FEE (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    $66,250                $9.54                    $632,025                  $192
per share
-----------------------------------------------------------------------------------------------------------------------

(1) This registration statement covers 8,125 shares of Common Stock to be issued under the 1993 Non-Employee Directors Stock Option Plan and 58,125 shares of Common Stock to be issued under the 1986 Employee Stock Option Plan and under other Employee Stock Option Plans. In addition, this registration statement covers an indeterminate number of additional shares of Common Stock which may be issued under said Plans as a result of a stock split, stock dividend or other similar transaction.

(2) Calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average exercise price of 66,250 shares of Common Stock which may be issued pursuant to options already granted under the Plans.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

      Pursuant to general instruction C to Form S-8, because "Control Securities" are involved in this offering, a reoffer prospectus complying with general instruction C is made part of this registration statement.

      The form and text of the reoffer prospectus follow:

                                  21,250 Shares

                         WORLD FUEL SERVICES CORPORATION

                                  Common Stock

                                ---------------

      This Prospectus relates to 21,250 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of World Fuel Services Corporation, a Florida corporation (the "Company"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Shares offered hereby will be issued by the Company to the Selling Shareholders upon the exercise by the Selling Shareholders of options (the "Options") to purchase Common Stock granted to the Selling Shareholders under the 1993 Non-Employee Director Stock Option Plan and the 1986 Employee Stock Option Plan (collectively, the "Plans"). None of the Shares covered by this Prospectus are being offered by the Company.

      The Shares may be sold by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest from time to time, in amounts, at prices and on terms and conditions to be determined at the time of sale. The shares may be offered from time to time in one or more transactions (including block transactions) on the New York Stock Exchange or the Pacific Stock Exchange, through negotiated transactions, or in a combination of methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may pledge all or a portion of the Shares owned by them as collateral in loan transactions. Upon default by the Selling Shareholders, the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus. The Selling Shareholders may also transfer Shares owned by them by gift, and upon any such transfer, the donee would have the same rights of sale as such Selling Shareholders under this Prospectus. The Selling Shareholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. See "Plan of Distribution."

      The Company is paying all of the expenses of this offering other than brokerage commissions and associated sales expenses of the Selling Shareholders, but will not receive any of the proceeds from the sale of the Shares.

      The Common Stock of the Company is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol INT. On March 10, 1997, the last reported sale price for the Company's Common Stock on the New York Stock Exchange was $18-1/8.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                ---------------

                 The date of this Prospectus is March 11, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH ALL THE PERSONS MAKING SUCH OFFER OR SOLICITATION ARE NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address: http://www.sec.gov. In addition, such reports and information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, CA 94104.

      The Company has filed with the Commission a Registration Statement on Form S-8 (referred to herein, together with all amendments and exhibits thereto, as the "Registration Statement") under the Act. This Prospectus, which constitutes a part of such Registration Statements, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission under Commission File Number 1-9533 are incorporated herein by this reference.

(1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

(2) The Company's Quarterly Reports on Form 10-Q for the three, six and nine month periods ended June 30, 1996, September 30, 1996 and December 31, 1996, respectively.

(3) The Company's definitive 1996 Proxy Statement distributed in connection with its Annual Meeting of Shareholders held on August 19, 1996.

(4) The description of the Company's Common Stock, $.01 par value, contained in the Company's Form 8-A filed on July 27, 1990, under Section 12(b) of the Securities Exchange Act of 1934.

      Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to termination of the offering of securities offered hereby shall be deemed to be incorporated by reference into this Prospectus on the date of filing of such document.

      Any statement contained herein or in any document incorporated herein by reference shall be considered modified or superseded to the extent that a statement in a subsequently dated document can fairly be read as being intended to modify or supersede an earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

      The Company will provide, without charge to each person to whom a copy of the Prospectus is delivered, upon written or oral request, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the text of such documents. Requests should be directed to: Ms. Ileana Garcia, Secretary, World Fuel Services Corporation, 700 South Royal Poinciana Boulevard, Suite 800, Miami Springs, Florida 33166, or by telephone
(305) 884-2001.

                                   THE COMPANY

      The Company is engaged in three principal businesses -- the marketing of aviation and marine fuel and the recycling of used oil.

      In its aviation fueling business, the Company extends credit and provides single-supplier convenience, 24 hour service, and competitively-priced aviation fuel to cargo and passenger airlines, and to charter, corporate, and private aircraft. The Company can provide fuel to its customers at more than 1,100 airports located throughout the world.

      In its marine fuel business, the Company brokers and trades in marine fuel and lubricants, and provides credit, marine fueling and related services to its customers. These products and services are sold and provided to a diversified group of commercial ship owners and marine fuel users, including the U.S. Government. The Company can provide marine fuel and lubricants to its customers at ports throughout the world.

      In its used oil recycling business, the Company collects used oil throughout the Southeast and Mid-Atlantic United States from outlets which include service stations, quick lube shops, auto dealers, and industrial, governmental, marine and utility generators. The Company recycles non-hazardous used oil into various fuel products and sells the recycled oil to industrial and commercial customers.

      The Company was incorporated in Florida in July 1984. Its executive offices are located at 700 South Royal Poinciana Boulevard, Suite 800, Miami Springs, Florida 33166 and its telephone number at this address is (305) 884-2001. The Company presently conducts its aviation fueling business through six subsidiaries and a joint venture with principal offices in Florida, Singapore, Costa Rica, and England; and its marine fuel business through four subsidiaries with principal offices in New Jersey, California, Costa Rica, England, Singapore, and South Korea. The Company conducts its oil recycling business through four subsidiaries with offices in Florida, Louisiana, Maryland, and Delaware.

                                 USE OF PROCEEDS

      The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

      All of the Shares are being sold by the Selling Shareholders and the Selling Shareholders will receive all of the proceeds from the sale of the Shares. Each of the Selling Shareholders received his shares pursuant to a stock option granted to him by the Company.

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of March 10, 1997, and as adjusted to reflect the sale of all the Common Stock offered by the Selling Shareholders hereunder. No Selling Shareholder beneficially owns 1% or more of the outstanding Common Stock of the Company. Each Selling Shareholder has sole voting and investment power with respect to the Shares owned by him.

                                                   NUMBER      BENEFICIAL
                                 BENEFICIAL        OF SHARES   OWNERSHIP
NAME OF SELLING                  OWNERSHIP PRIOR   BEING       AFTER THE
SHAREHOLDER                      TO OFFERING (1)   OFFERED(2)  OFFERING (2)
----------------                 ---------------   ----------  ------------

Robert S. Tocci                    35,178 (3)        5,625       29,553
Executive Vice President

Carlos Abaunza                     15,000 (4)        3,750       11,250
Chief Financial Officer &
Treasurer

John Benbow                         6,400 (5)        3,750        2,650
Director

Raymond Rossman                     3,750 (6)        3,750            0
President of World Fuel
Services, Inc.

Celestin A. Durand, III             4,375 (7)        4,375            0
Director

-----------------------------

(1) Consists of shares which may be purchased pursuant to options which are currently exercisable.

(2) The number of shares shown in this column assumes that the option holders will exercise options to purchase all shares registered hereunder, and will resell all such shares.

(3)  Consists of options to purchase 35,178 shares of Common Stock.

(4)  Consists of options to purchase 15,000 shares of Common Stock.

(5) Consists of 150 shares of Common Stock and options to purchase 6,250 shares of Common Stock.

(6)  Consists of options to purchase 3,750 shares of Common Stock.

(7)  Consists of options to purchase 4,375 shares of Common Stock.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders or their pledgees, donees, transferees or other successors in interest may sell any Shares offered hereby from time to time in one or more transactions (including block transactions in which a Selling Shareholder is the seller) on the New York Stock Exchange or the Pacific Stock Exchange or in the over-the-counter market. The Selling Shareholders may also sell Shares in special offerings, exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange or the Pacific Stock Exchange, in negotiated transactions, including through the writing of options on shares of the Common Stock (whether such options are listed on an options exchange or not), or otherwise. The Selling Shareholders may effect such transactions by selling Shares to or through underwriters, dealers, brokers or agents. Such underwriters, dealers, brokers or agents may sell such Shares to purchasers in one or more transactions (including block transactions) on the New York Stock Exchange, the Pacific Stock Exchange or otherwise. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Without limiting the foregoing, brokers may act as dealers by purchasing any and all Shares either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Such brokers will receive compensation from the Selling Shareholders in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts. The Selling Shareholders and any underwriters, dealers, brokers or agents that participate in the sale of such Shares may be deemed to be "underwriters", and any profit on the sale of such Shares by the Selling Shareholders and any discounts, commissions or concessions received by any such underwriter, dealer, broker or agent may be deemed to be underwriting discounts or commissions under the Securities Act.

      All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereunder.

      Sales of Shares at less than the market prices thereof may depress the market price of the Company's Common Stock. Moreover, it is possible that a significant number of Shares could be sold at the same time, which may also depress the market price of the Company's Common Stock.

      The Company will not receive any of the proceeds from this offering.

                                  LEGAL MATTERS

      Certain matters with respect to the validity of the Shares being offered hereby will be passed upon for the Company by its counsel, Shutts & Bowen LLP, a limited liability partnership including professional associations, 1500 Miami Center, 201 South Biscayne Boulevard, Miami, Florida 33131.

                                     EXPERTS

      The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                TABLE OF CONTENTS
                                                                            PAGE
Available Information                                                        2

Incorporation of Certain Documents by Reference                              3

The Company                                                                  4

Use of Proceeds                                                              4

Selling Shareholders                                                         5

Plan of Distribution                                                         7

Legal Matters                                                                8

Experts                                                                      8

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      World Fuel Services Corporation (the "Company") hereby incorporates by reference in this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission (the "Commission") under Commission File No. 1-9533:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

      (2) The Company's Quarterly Reports on Form 10-Q for the three, six and nine month periods ended June 30, 1996, September 30, 1996 and December 31, 1996, respectively.

      (3) The description of the Company's common stock, $.01 par value, contained in the Company's Form 8-A filed on July 27, 1990, under
           Section 12(b) of the Securities Exchange Act of 1934.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4:  DESCRIPTION OF SECURITIES

      Not applicable.


Item 5:  INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable.


Item 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 607.0850(1) of the Florida Business Corporation Act provides that a Florida corporation may indemnify any person who was or is a party to any suit or proceeding (other than an action by or in the right of the corporation), by reason of the fact that he was or is a director, officer, employee or agent of the corporation or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 607.0850(2) provides that a Florida corporation may indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses and certain amounts paid in settlement, not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit including appeal thereof if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable, unless, and only to the extent that, the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses that the court shall deem proper.

      Section 607.0850 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 607.0850.

      The Company's Articles of Incorporation provide that the Company shall indemnify its officers and directors, and former officers and directors, to the full extent permitted by the laws of the State of Florida.

Item 7:  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

Item 8:  EXHIBITS

(4) The description of the Company's common stock, $.01 par value, as contained in the Company's Form 8-A filed July 27, 1990, is hereby incorporated by reference
(5)      Opinion of Shutts & Bowen LLP
(23)(a)  Consent of Arthur Andersen LLP
(23)(b)  Consent of Shutts & Bowen LLP
(24)(a)  Power of Attorney of Ralph R. Weiser
(24)(b)  Power of Attorney of Jerrold Blair

(24)(c)  Power of Attorney of Carlos Abaunza
(24)(d)  Power of Attorney of Celestin A. Durand III
(24)(e)  Power of Attorney of Ralph R. Feuerring
(24)(f)  Power of Attorney of John R. Benbow
(24)(g)  Power of Attorney of Phillip S. Bradley
(24)(h)  Power of Attorney of Myles Klein
(24)(i)  Power of Attorney of Michael J. Kasbar
(24)(j)  Power of Attorney of Paul Stebbins

Item 9.    UNDERTAKINGS

      (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Springs, State of Florida, on the 11th day of March, 1997.

                              WORLD FUEL SERVICES CORPORATION

                              By:  /s/ JERROLD BLAIR
                                   ----------------------------
                                       Jerrold Blair, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                  TITLE                         DATE
     ---------                  -----                         ----
                          Chairman of the
/s/ RALPH WEISER          Board of Directors             March 11, 1997
-----------------------
Ralph R. Weiser
                          President (Chief Executive
/s/ JERROLD BLAIR         Officer) and Director          March 11, 1997
-----------------------
Jerrold Blair

/s/ CARLOS ABAUNZA        Chief Financial Officer        March 11, 1997
-----------------------
Carlos Abaunza

/s/ CELESTIN DURAND*      Director                       March 11, 1997
-----------------------
Celestin A. Durand III

/s/ RALPH FEUERRING*      Director                       March 11, 1997
-----------------------
Ralph R. Feuerring

/s/ JOHN BENBOW*          Director                       March 11, 1997
-----------------------
John R. Benbow

/s/ PHILLIP BRADLEY*      Director                       March 11, 1997
-----------------------
Phillip S. Bradley

/s/ MYLES KLEIN*          Director                       March 11, 1997
-----------------------
Myles Klein

/s/ MICHAEL KASBAR*       Director                       March 11, 1997
-----------------------
Michael J. Kasbar

/s/ PAUL STEBBINS*        Director                       March 11, 1997
-----------------------
Paul Stebbins

*By: /s/ JERROLD BLAIR                                   March 11, 1997
     --------------------
         Jerrold Blair
         Attorney-in-Fact